UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):January 5, 2017

Summit Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On January 10, 2017, Summit Materials, Inc. (the “Company”) completed its previously announced underwritten offering (the “Offering”) of an aggregate of 10,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) for cash consideration of $23.76 per share (net of underwriting discounts) to Goldman, Sachs & Co. and Citigroup Global Markets Inc. as joint book-running managers for the offering pursuant to an underwriting agreement, dated January 5, 2017 (the “Underwriting Agreement”). In connection with the Offering, the Company also granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Class A Common Stock. A copy of the Underwriting Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The Company used all of the net proceeds from the Offering to purchase 10,000,000 newly-issued limited partnership units from Summit Materials Holdings L.P., a direct subsidiary of the Company (“Summit Holdings”). The Company intends to cause Summit Holdings to use a portion of the proceeds from the Offering to acquire two materials-based companies for a combined purchase price of approximately $110 million in cash, with remaining net proceeds to be used for general corporate purposes, which may include, but is not limited to, funding acquisitions, repaying indebtedness, capital expenditures and funding working capital.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

99.1	Underwriting Agreement, dated January 5, 2017, among Summit Materials, Inc., Summit Materials Holdings L.P., Goldman, Sachs & Co. and Citigroup Global Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC.
Date: January 10, 2017

	By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Underwriting Agreement, dated January 5, 2017, among Summit Materials, Inc., Summit Materials Holdings L.P., Goldman, Sachs & Co. and Citigroup Global Markets Inc.